Exhibit 99.1

J & J Snack Foods Reports Second Quarter Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 22, 2010--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and increased earnings for its second quarter and six months ended March 27, 2010.

Sales increased 5% to $157.4 million from $149.4 million in last year's second quarter. Net earnings increased 24% to $9.0 million from $7.2 million last year. Earnings per diluted share were $.48 for the March quarter compared to $.39 last year. Operating income increased 25% to $14.9 million this year from $11.9 million in the year ago period.

For the six months ended March 27, 2010, sales increased 5% to $ 306.5 million from $290.5 million in last year’s first half. Net earnings increased 39% to $16.1 million in the six months from $11.6 million last year. Earnings per diluted share were $.86 for the six months compared to $.62 last year. Operating income increased 41% to $26.3 million from $18.7 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Strong performances by our food service and retail supermarket groups contributed to our record quarter. Our management team continues to strengthen and our innovation efforts are being increased. Despite the current challenges in the economy, we are optimistic for the future.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statement of Operations
	Three Months Ended		Six Months Ended
	March 27,	March 28,	March 27,	March 28,
	2010	2009	2010	2009
	(in thousands)

Net sales	$157,361	$149,352	$306,463	$290,494
Cost of goods sold	107,564	103,975	210,647	204,435
Gross profit	49,797	45,377	95,816	86,059
Operating expenses	34,977	33,497	69,505	67,348
Operating income	14,820	11,880	26,311	18,711
Other income	198	270	481	702
Earnings before income taxes	15,018	12,150	26,792	19,413
Income taxes	6,018	4,906	10,701	7,850
Net earnings	$9,000	$7,244	$16,091	$11,563

Earnings per diluted share	$.48	$.39	$.86	$.62
Earnings per basic share	$.49	$.39	$.87	$.62
Weighted average number of diluted shares	18,666	18,618	18,691	18,696
Weighted average number of basic shares	18,477	18,425	18,510	18,520

	Consolidated Balance Sheets
	March 27, 2010	September 26, 2009
	(unaudited)
	(in thousands)

Cash & cash equivalents	$60,003	$60,343
Current marketable securities held to maturity	30,460	38,653
Other current assets	119,070	112,115
Property, plant & equipment, net	99,203	97,173
Goodwill	60,314	60,314
Other intangible assets, net	46,930	49,125
Long-term marketable securities held to maturity	26,345	19,994
Other	1,899	2,110
Total	$444,224	$439,827

Current liabilities	$63,981	$67,679
Long-term obligations under capital leases	236	285
Deferred income taxes	27,033	27,033
Other long-term liabilities	1,936	1,986
Stockholders’ equity	351,038	342,844
Total	$444,224	$439,827

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603